Exhibit 99.1

                                  NEWS RELEASE
                                  ------------
FOR IMMEDIATE RELEASE                                             March 24, 2003

Houston, Texas - Blue Dolphin Energy Company (NASDAQ Symbol: BDCO)

Blue Dolphin Energy Company reported net income of $482,054 on revenues of $2,910,277 for the year ended December 31, 2002, compared to a net loss of $2,649,142 on revenues of $5,686,025 for the year ended December 31, 2001. The increase in net income was primarily due to the gain on sale of proved oil and gas reserves of approximately $2.2 million recorded in 2002, in two separate transactions in the third quarter and in the fourth quarter.


                    (In thousands, except per share amounts)
                                   Year Ended
                                  December 31,
                                  ------------
                                                                    Net Change
                                    2002             2001          2002 vs 2001
                                ------------     ------------      ------------
Revenues                        $      2,910     $      5,686      $     (2,776)
Net income (loss)               $        482     $     (2,649)     $      3,131
Net income (loss) per
     common share (Basic)       $       0.08     $      (0.44)     $       0.52



The Company reported net income of $0.4 million on revenues of $0.2 million for the quarter ended December 31, 2002, compared to a net loss of $2.7 million on revenues of $0.8 million for the fourth quarter 2001. The increase in current quarter results is primarily due to the gain on sale of proved oil and gas reserves of $0.8 million recorded in fourth quarter 2002. In fourth quarter 2001 the Company recorded an impairment of $1.9 million on its Petroport and Sabine Seaport projects.




                    (In thousands, except per share amounts)
                                  Quarter Ended
                                  December 31,
                                  ------------
                                                                    Net Change
                                    2001             2001          2002 vs 2001
                                ------------     ------------      ------------

Revenues                        $        201     $        802      $       (601)
Net income (loss)               $        370     $     (2,713)     $      3,083
Net income (loss) per
     common share (Basic)       $       0.06     $      (0.45)     $       0.51



Blue Dolphin Energy Company is engaged in the gathering and transportation of natural gas and condensate, and the acquisition and exploration of oil and gas properties. Questions should be directed to Haavard Strommen, Manager of Finance, at the Company's offices in Houston, Texas, 713-227-7660. For further information see our Home Page at HTTP://WWW.BLUE-DOLPHIN.COM.